EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION ANNOUNCES INCREASED THIRD QUARTER
RESULTS

ATLANTA, Georgia, November 12, 2003 - Atlantic American Corporation (Nasdaq- AAME) today reported net income of $3.3 million, or $0.13 per diluted share, for the third quarter ended September 30, 2003 compared to net income of $1.0 million, or $0.03 per diluted share, for the third quarter ended September 30, 2002. The Company further reported net income of $5.2 million, or $0.19 per diluted share, for the nine months ended September 30, 2003 compared to a net loss of $12.4 million, or $0.62 per diluted share, for the nine months ended September 30, 2002. The net loss for the nine months ended September 30, 2002 was primarily the result of a non-cash charge of $15.8 million to reflect a change in accounting for goodwill. Premium revenue for the quarter ended September 30, 2003 decreased slightly to $37.9 million while for the nine months ended September 30, 2003, premium revenue increased less than 1.0% to $115.7 million. The nominal change in premiums for the third quarter and nine months ended September 30, 2003 is primarily attributable to the loss of a significant contract early in the second quarter of 2003, offset by continued new business growth and premium increases on existing business. In addition, during the third quarter of 2003, results were favorably impacted by a $1.5 million deferred tax benefit related to a reduction of the Company’s valuation allowance compared to a similar $1.3 million deferred tax benefit in the third quarter of 2002. The reduction of the valuation allowance is the result of reassessment as to the realization of certain net operating loss carry forwards. Pre-tax income for the nine months ended September 30, 2003 was $4.3 million compared to $3.2 million for the nine months ended September 30, 2002, or an increase of 35.8%, primarily due to better performance in the regional property and casualty division.

Commenting on the quarter, Hilton H. Howell, Jr., president and chief executive officer, stated, “While extremely pleased with our results for the quarter, we continue to focus attention on our core underwriting competencies. We are optimistic for the fourth quarter and believe that initiatives undertaken within our casualty division should become more evident shortly. Meanwhile, our life and health division continues with increased contributions to the operating performance of our overall organization.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Georgia Casualty & Surety Company, Association Risk Management General Agency, Association Casualty Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation has filed with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
404-266-5501

Atlantic American Corporation
Financial Data
As of September 30, 2003

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited; In thousands, except per share data)	2003	2002	2003	2002
Insurance premiums	$ 37,916	$ 39,163	$ 115,671	$ 114,695
Investment income	3,900	3,782	11,770	10,693
Realized investment gains (losses), net	(501)	45	834	147
Other income	219	161	741	764
Total revenue	41,534	43,151	129,016	126,299
Insurance benefits and losses incurred	23,220	28,538	78,535	82,045
Commissions and underwriting expenses	11,824	11,414	33,014	30,514
Interest expense	827	642	2,295	1,891
Other	3,946	3,082	10,879	8,689
Total benefits and expenses	39,817	43,676	124,723	123,139
Income (loss) before income taxes and cumulative effect of change in accounting principle	1,717	(525)	4,293	3,160
Income tax benefit	(1,549)	(1,481)	(880)	(243)
Income before cumulative effect of change in accounting principle	3,266	956	5,173	3,403
Cumulative effect of change in accounting principle	-	-	-	(15,816)
Net income (loss)	$ 3,266	$ 956	$ 5,173	$ (12,413)
Basic earnings per common share:
Income before cumulative effect of change in accounting principle	$ 0.14	$ 0.03	$ 0.20	$ 0.11
Cumulative effect of change in accounting principle	-	-	-	(.74)
Net income (loss)	$ 0.14	$ 0.03	$ 0.20	$ (0.63)
Diluted earnings per common share:
Income before cumulative effect of change in accounting principle	$ 0.13	$ 0.03	$ 0.19	$ 0.11
Cumulative effect of change in accounting principle	-	-	-	(0.73)
Net income (loss)	$ 0.13	$ 0.03	$ 0.19	$ (0.62)

Selected Balance Sheet Data	September 30, 2003	December 31, 2002
Total investments	$ 279,721	$ 249,842
Total assets	436,853	420,982
Insurance reserves and policy funds	258,727	254,135
Debt	55,000	49,500
Total shareholders' equity	82,060	78,540
Book value per common share	3.21	2.93